The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-145691-02

SUBJECT TO COMPLETION, DATED NOVEMBER 28, 2007

PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 24, 2007

$150,000,000

Delmarva Power & Light Company

    % Notes due

We will pay interest on the notes on June 1 and December 1 of each year, beginning June 1, 2008. The notes will mature on December 1,         .

We may redeem the notes in whole or in part at any time at the redemption prices calculated as described in this prospectus supplement. See “Description of the Notes—Optional Redemption.” There is no sinking fund for the notes.

We do not intend to apply for listing of the notes on any securities exchange or automated quotation system.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-5.

	Price to Public(1)	Underwriting Discount	Proceeds, before expenses, to us(1)
Per note	%	%	%
Total	$	$	$

(1)	Plus accrued interest, if any, from December , 2007 if settlement occurs after that date.

Delivery of the notes in book-entry form only through The Depository Trust Company will be made on or about December     , 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

KeyBanc Capital Markets	SunTrust Robinson Humphrey

Co-Managers

PNC Capital Markets LLC	The Williams Capital Group, L.P.

The date of this prospectus supplement is November     , 2007.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement which describes the specific terms of this offering and certain financial information. The second part is the prospectus which gives more general information about securities we may offer from time to time. Some of the information in the prospectus does not apply to this offering. You should read the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference which are described under “Where You Can Find More Information” in the prospectus.

You should rely only on the information contained or incorporated by reference in the prospectus supplement and the prospectus and in any written communication from us specifying the final terms of the offering. To the extent the information in the prospectus supplement differs from the information in the prospectus, you should rely on the information in the prospectus supplement. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer of these securities in any jurisdiction where the offer is not permitted. The information in this prospectus supplement, the prospectus, the documents incorporated by reference and any communication from us specifying the final terms of the offering is only accurate as of the date of the respective documents in which the information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUPPLEMENT SUMMARY

In this prospectus supplement, unless the context indicates otherwise, the words “DPL,” “the company,” “we,” “our,” “ours” and “us” refer to Delmarva Power & Light Company and its consolidated subsidiaries.

The following summary contains basic information about this offering. It may not contain all of the information that is important to you. The “Description of the Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus contain more detailed information regarding the notes. The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and in the prospectus to which it relates, including the documents incorporated by reference.

Delmarva Power & Light Company

We are a regulated public utility company engaged in the transmission and distribution of electricity in Delaware and portions of Maryland and Virginia and provide natural gas supply and distribution service in northern Delaware. We are a wholly owned subsidiary of Pepco Holdings, Inc., or PHI. In June 2007, we entered into agreements to sell our distribution and transmission assets in Virginia, which in 2006 accounted for approximately 3.1% of our revenues. The sales are expected to close in January 2008.

We are responsible for the delivery of electricity in our electricity service territory, which covers 6,000 square miles and, as of December 31, 2006, had a population of 1.3 million. The rates we are paid for the delivery of electricity are established in Delaware by the Delaware Public Service Commission, or DPSC, in Maryland by the Maryland Public Service Commission, or MPSC, and in Virginia (pending the sale of our Virginia operations) by the Virginia State Corporation Commission, or VSCC.

Our transmission facilities are interconnected with the transmission facilities of contiguous facilities and as such are part of an interstate power transmission grid over which electricity is transmitted throughout the eastern United States. We are members of the PJM Regional Transmission Organization, which directs the operation of our transmission facilities. The rates we are paid for the transmission of electricity over our facilities are established by the Federal Energy Regulatory Commission.

We also supply electricity at regulated rates to retail customers in our service territory who do not elect to purchase electricity from a competitive energy supplier, which is referred to as Standard Offer Service, or SOS, in Delaware and Maryland and Default Service in Virginia. We purchase the power supply required to satisfy our SOS obligations from wholesale suppliers under contracts entered into pursuant to a competitive bid procedure approved, respectively, by the applicable public service commission.

Our natural gas service territory encompasses New Castle county in Delaware and covers 275 square miles, with a population of 523,000. Large and medium volume commercial and industrial natural gas customers may purchase natural gas either from us or from other suppliers. We purchase natural gas supplies for resale to our sales service customers from marketers and producers through a combination of long-term agreements and next-day delivery arrangements.

In addition to us, PHI’s regulated subsidiaries include Potomac Electric Power Company and Atlantic City Electric Company. PHI is a publicly held company and files periodic reports and other documents with the Securities and Exchange Commission, or SEC. All of the members of our board of directors and many of our executive officers are executive officers of PHI.

Our headquarters are located at 800 King Street, P.O. Box 231, Wilmington, DE 19899, and our telephone number is (202) 872-2000.

The Offering

Issuer	Delmarva Power & Light Company

Securities Offered	$150,000,000 aggregate principal amount of % notes due .

Maturity	The notes will mature on December 1, .

Interest Rate	The interest rate on the notes is % per annum.

Interest Payment Dates	June 1 and December 1, beginning June 1, 2008.

Optional Redemption

We may redeem all or any portion of the notes at any time at the redemption prices calculated as described under “Description of the Notes—Optional Redemption” in this prospectus supplement, plus accrued and unpaid interest.

Use of Proceeds

We estimate that the net proceeds from the offering will be approximately $            million after deducting the underwriters’ discount and our estimated offering expenses. We intend to use all of the net proceeds to repay an equal amount of our existing short-term indebtedness. We issued $64.7 million of this short-term debt to fund the repayment of an equal amount of our matured debt. See “Use of Proceeds” in this prospectus supplement.

Ranking

The notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness and other liabilities, including trade payables, guarantees, lease obligations and letter of credit obligations. At September 30, 2007, we had $84.9 million of first mortgage bonds outstanding which are secured by a lien on substantially all of our property. By reason, and to the extent, of this mortgage, the notes, in effect, will be junior to all of the outstanding first mortgage bonds in right of entitlement to the mortgaged property. The indenture under which the notes will be issued does not limit the amount of first mortgage bonds or other indebtedness, secured or unsecured, that we may issue in the future.

Sinking Fund	None

Risk Factors	You should refer to the “Risk Factors” section, beginning on page S-5 of this prospectus supplement, to understand the risks associated with an investment in the notes.

RISK FACTORS

Investing in the notes involves risks. Before deciding to invest in our securities, you should consider carefully the “Risk Factors” identified and discussed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006 and in Part II, Item 1A of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, which are incorporated in this prospectus supplement as more fully described in the section of the accompanying prospectus entitled “Where You Can Find More Information.” Additionally, you should consider carefully the discussion of the risks and uncertainties that relate specifically to this offering of notes and are set forth below as well as any additional discussion of risks and uncertainties that may be included in any other prospectus supplement or free writing prospectus we issue in connection with this offering of notes. The risk factors we discuss in these documents are those that we currently believe may materially affect our company or the notes. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition and results of operations, or could adversely affect the value of the notes offered by this prospectus supplement.

We cannot assure you that an active trading market for the notes will develop.

We do not intend to apply for listing of the notes on any securities exchange or automated quotation system. There can be no assurance as to the liquidity of any market that may develop for the notes or the ability of the noteholders to sell their notes.

The underwriters have informed us that they intend to make a market in the notes. However, the underwriters are not obligated to do so, and any such market-making activity may be terminated at any time without notice. If a market for the notes does not develop, purchasers may be unable to resell the notes for an extended period of time. Consequently, a noteholder may not be able to liquidate its investment readily, and the notes may not be readily accepted as collateral for loans. In addition, such market-making activity will be subject to restrictions under federal securities laws.

The future trading price of the notes is subject to fluctuation.

Future trading prices of the notes will depend on many factors including, among other things, prevailing interest rates, the liquidity of the market for the notes and the market for similar securities. Future trading prices of the notes also may be affected by our business, results of operations and credit ratings and could be affected by the business, results of operations and credit ratings of our affiliates. Accordingly, there can be no assurance as to the price at which noteholders will be able to sell their notes.

USE OF PROCEEDS

We estimate that the net proceeds from this offering of our notes will be approximately $            million after deducting the underwriters’ discount and our estimated offering expenses. We intend to use all of the net proceeds from this offering to repay short-term indebtedness with a weighted average interest rate of    %. We issued $64.7 million of this short-term debt to fund a portion of the repayment at maturity of (i) $3.2 million in aggregate principal amount of our 6.95% first mortgage bonds due June 1, 2007 and (ii) $61.5 million in aggregate principal amount of our medium term notes with maturities ranging from February 1, 2007 to May 1, 2007 and a weighted average interest rate of 7.88%.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is our ratio of earnings to fixed charges for the nine months ended September 30, 2007 and for each year in the five-year period ended December 31, 2006.

	Nine Months Ended September 30, 2007	Twelve Months Ended December 31,
		2006	2005	2004	2003	2002
Ratio of Earnings to Fixed Charges	2.72	2.70	4.48	4.16	3.09	2.66

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of net income, plus taxes based on income, plus fixed charges, which consist of interest expense (which includes distributions on Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust (the “Trust Preferred”) subsequent to the implementation of Statement of Financial Accounting Standards No. 150 on July 1, 2003), interest factor in rentals and, prior to the implementation of SFAS 150, distributions on the Trust Preferred.

CAPITALIZATION

The table below shows our capitalization as of September 30, 2007:

•	on an actual consolidated basis; and

•	as adjusted to give effect to the sale of the notes offered hereby and the use of the net proceeds of this offering.

You should read this table along with our consolidated financial statements and the related notes incorporated by reference herein.

Delmarva Power & Light Company

(In Millions)

	As of September 30, 2007
	Actual	As Adjusted
Short-term debt(a)	$288.5	$
Current maturities of long-term debt	22.6
Long-term debt(b)	529.3
Shareholder’s equity	676.2

Total Capitalization	$1,516.6	$

(a)	Includes $135.3 million of commercial paper, $104.8 million of variable rate demand bonds, and $48.4 million of inter-company borrowings from affiliates under our money pool arrangements. The $104.8 million of variable rate demand bonds includes $71.5 million of tax-exempt variable rate demand bonds. Our obligations with respect to such tax-exempt variable rate demand bonds are secured by $80.5 million in principal amount of first mortgage bonds. These first mortgage bonds are not considered outstanding for financial statement purposes.

(b)	As adjusted includes $ million of long-term debt due from the sale of the notes. Long-term debt is net of unamortized discount.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table contains selected historical consolidated financial information for DPL derived from our financial statements. The selected historical consolidated financial information as of and for the nine months ended September 30, 2007 is derived from the unaudited financial statements of DPL as of and for the nine months ended September 30, 2007, and the selected historical consolidated financial information as of and for the years ended December 31, 2004, 2005 and 2006 is derived from the audited financial statements of DPL as of and for the years ended December 31, 2004, 2005 and 2006. The selected historical consolidated financial information should be read in conjunction with the financial statements and related notes thereto incorporated by reference herein. The financial results for the nine months ended September 30, 2007 are not necessarily indicative of the results that may be expected for an entire year.

Delmarva Power & Light Company

(In Millions)

	As of and for the Year Ended December 31,				As of and for the Nine Months Ended September 30, 2007
	2004	2005		2006
Income Statement Data
Operating revenue	$1,246.0	$1,343.8		$1,423.4	$1,151.0
Operating expenses	1,105.5	1,181.4		1,311.9	1,061.6
Operating income	140.5	162.4		111.5	89.4
Net income	63.0	74.7	(a)	42.5	35.7

Balance Sheet Data
Cash and cash equivalents	$3.6	$7.4		$8.2	$6.1
Total assets	$2,205.2	$2,303.6		$2,451.2	$2,530.6

Capitalization
Short-term debt	$134.3	$165.5		$195.9	$288.5
Current maturities of long-term debt	2.7	22.9		64.7	22.6
Capitalized lease obligations due within one year	0.2	0.2		—	—
Long-term debt	539.6	516.4		551.8	529.3
Capital lease obligations	0.2	—		—	—
Redeemable serial preferred stock	21.7	18.2		18.2	—
Shareholder’s equity	597.8	635.1		669.1	676.2

Total Capitalization	$1,296.5	$1,358.3		$1,499.7	$1,516.6

(a)	Includes $3 million in income tax expense related to the mixed service cost issue under IRS Revenue Ruling 2005-53.

DESCRIPTION OF THE NOTES

General

The following description of the notes offered hereby summarizes certain general terms that will apply to the notes. The notes will be issued under an indenture between us and The Bank of New York Trust Company, N.A. (successor in interest to Manufacturers Hanover Trust Company), as trustee, dated as of November 1, 1988. This description is not complete, and we refer you to the accompanying prospectus for a description of additional terms of the notes and the indenture.

The notes will be issued in fully-registered form in denominations of $1,000 and its integral multiples. The notes will be initially issued in book-entry form through the facilities of The Depository Trust Company, also referred to as DTC, as depositary. For so long as the notes remain deposited with DTC, in DTC’s book-entry system, transfers or exchanges of beneficial interests in the notes may be effected only through records maintained by DTC or its nominee, and payments of principal, premium, if any, and interest will be made to DTC in immediately available funds as described under “Book-Entry Only—The Depositary Trust Company” below.

Maturity, Interest and Payment

The notes will mature on December 1,         and will bear interest at a rate of     % per annum. Interest on the notes will be payable semi-annually on June 1 and December 1 of each year, commencing June 1, 2008. If an interest payment date falls on a day that is not a business day, interest will be payable on the next succeeding business day with the same force and effect as if made on such interest payment date. Interest will be paid to the persons in whose names the notes are registered at the close of business on each May 15 and November 15. However, interest payable at maturity will be paid to the person to whom the principal is paid. Interest on the notes will be calculated on the basis of a 360-day year, consisting of twelve 30-day months, and will accrue from December     , 2007, or from the most recent interest payment date to which interest has been paid.

Optional Redemption

We may redeem any of the notes in whole or in part, at our option, at any time prior to their maturity, at the redemption prices described below. We will give notice of our intent to redeem the notes at least 30 days, but no more than 60 days, prior to the redemption date.

If we redeem all or any part of the notes as described above, we will pay a redemption price equal to the greater of:

(i) 100% of the principal amount of the notes being redeemed, or

(ii) the Make-Whole Amount for the notes being redeemed,

plus, in each case, accrued interest on such notes to the redemption date.

“Make-Whole Amount” means the sum of the present values of the remaining scheduled payments of principal of and interest (not including the portion of any scheduled payment of interest which accrued prior to the redemption date) on the notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus     basis points.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the yield for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the H.15 Daily Update of the Federal Reserve Bank, or (ii) if such release (or any successor release) is not published or does not contain prices on such business day, the Reference Treasury Dealer Quotations actually obtained by the trustee for such redemption date.

“H.15 (519)” means the weekly statistical release entitled “H.15 (519) Selected Interest Rates” or any successor publication published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15 (519) available through the worldwide website of the Board of Governors of the Federal Reserve System or any successor site or publication.

“Reference Treasury Dealer” means SunTrust Robinson Humphrey, Inc. and its successors; provided, however, that we may substitute therefor a primary United States Treasury securities dealer in New York City.

“Reference Treasury Dealer Quotations” means, with respect to any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 3:30 p.m. on the third business day preceding such redemption date.

If at the time notice of redemption is given the redemption moneys are not on deposit with the trustee, the redemption shall be subject to the receipt of such moneys on or before the redemption date, and such notice shall be of no effect unless such moneys are received.

Upon payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Additional Notes

The notes are initially being offered in the aggregate principal amount of $150 million. We may from time to time, without the consent of the holders and under certain conditions, increase such principal amount in the future on the same terms and conditions and with the same CUSIP number as the notes being offered hereby. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes.

Sinking Fund

There is no provision for a sinking fund applicable to the notes.

Payment and Paying Agents

Principal, premium, if any, and interest on the notes at maturity will be payable upon presentation of the notes at the institutional trust services office of The Bank of New York Trust Company, N.A., in the City of New York, as paying agent for the notes. We may change the place of payment on the notes, appoint one or more additional paying agents (including us or any of our affiliates) and remove any paying agent, all at our discretion.

Book-Entry Only—The Depository Trust Company

The notes will trade through DTC. The notes will be issued in fully registered form and will be evidenced by one or more global notes registered in the name of DTC’s nominee, Cede & Co. The global notes will be deposited with the trustee as custodian for DTC.

DTC is a New York limited-purpose trust company, a New York banking organization, a New York clearing corporation, a member of the Federal Reserve System and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934, or the Exchange Act. DTC holds securities for its participants and also facilitates settlement of securities transactions among its participants through electronic computerized book-entry changes in the participants’ accounts, thereby eliminating the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies and clearing corporations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC, in turn, is owned by a number of participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, FICC and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc. Others who maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its system are on file with the SEC.

Purchases of the notes within the DTC system must be made through participants, which will receive a credit for the notes on DTC’s records. The beneficial ownership interest of each purchaser will be recorded on the participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through which they purchased notes. Transfers of ownership interests on the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates for their notes, except if use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the notes with DTC and their registration in the name of Cede & Co. do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the participants to whose accounts such notes are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices will be sent to DTC.

Neither DTC, nor Cede & Co., will itself consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the voting or consenting rights of Cede & Co. to those participants to whose accounts the notes are credited on the record date. We believe that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the notes.

Payments of redemption proceeds, principal of and interest on the notes will be made to Cede & Co. DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of participants and not of DTC, the trustee or us. Payment of redemption proceeds, principal and interest to Cede & Co. is our responsibility. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.

A beneficial owner will not be entitled to receive physical delivery of the notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the notes.

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving us or the trustee reasonable notice. In the event no successor securities depository is obtained, certificates for the notes will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take responsibility for the accuracy of this information.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated November     , 2007, we have agreed to sell to the underwriters named below, for whom KeyBanc Capital Markets Inc. and SunTrust Robinson Humphrey, Inc. are acting as representatives, the following respective principal amounts of the notes:

Underwriter	Principal Amount
KeyBanc Capital Markets Inc.	$67,500,000
SunTrust Robinson Humphrey, Inc.	67,500,000
PNC Capital Markets LLC	7,500,000
The Williams Capital Group, L.P.	7,500,000

Total	$150,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of     % of the principal amount per note. The underwriters and selling group members may allow a discount of     % of the principal amount per note on sales to other broker/dealers. After the initial public offering, the underwriters may change the public offering price, selling concession and discount to broker/dealers.

We estimate that our out of pocket expenses for this offering will be approximately $200,000.

The notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

We have agreed to indemnify the underwriters against liabilities, including but not limited to, liabilities under the Securities Act of 1933 or contribute to payments which the underwriters may be required to make in that respect.

In the ordinary course of business, the underwriters and their respective affiliates have from time to time performed and may in the future perform various financial advisory, commercial banking and investment banking services for us and our subsidiaries, for which they received or will receive customary fees.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of notes in excess of the principal amount of notes the underwriters are obligated to purchase, which creates a syndicate short position.

•

Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

LEGAL MATTERS

Certain legal matters in connection with the offering of the notes will be passed upon for us by Kirk J. Emge, Esq., our General Counsel and by Covington & Burling LLP, Washington, D.C., and for the underwriters by Dewey & LeBoeuf LLP. Dewey & LeBoeuf LLP from time to time represents Pepco Holdings, Inc. and certain other of our affiliates.

PROSPECTUS

Delmarva Power & Light Company

Debt Securities

This prospectus relates to debt securities that we may offer from time to time. The securities may be offered in one or more series and in an amount or number, at prices and on other terms and conditions to be determined at the time of sale and described in a prospectus supplement accompanying this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may offer and sell the securities on a continuous or delayed basis to or through one or more underwriters, dealers or agents, or directly to the purchasers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 24, 2007.

This prospectus is a part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information we have provided or incorporated by reference in this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus or the accompanying prospectus supplement is accurate only as of the date on the front of that document and that any information contained in a document incorporated by reference is accurate only as of the date of that incorporated document.

ii

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission utilizing an automatic shelf registration process. We may use this prospectus to offer and sell from time to time any one or a combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will describe in an accompanying prospectus supplement the type, amount or number and other terms and conditions of the securities being offered, the price at which the securities are being offered, and the plan of distribution for the securities. The specific terms of the offered securities may vary from the general terms of the securities described in this prospectus, and accordingly the description of the securities contained in this prospectus is subject to, and qualified by reference to, the specific terms of the offered securities contained in the accompanied prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. including information about us, contained in this prospectus. Therefore, for a complete understanding of the offered securities, you should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

For more detailed information about the securities, you can also read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

In this prospectus, unless the context indicates otherwise, the words “DPL,” “the company,” “we,” “our,” “ours” and “us” refer to Delmarva Power & Light Company and its consolidated subsidiaries.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus, the accompanying prospectus supplement and incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe or predict future events or trends and include declarations regarding our intentions, beliefs and expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Forward-looking statements are not guarantees of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

The forward-looking statements contained and incorporated by reference herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are beyond our control and may cause actual results to differ materially from those contained in forward-looking statements:

•

Prevailing governmental policies and regulatory actions affecting the energy industry, including allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power expenses, and present or prospective wholesale and retail competition;

•	Changes in and compliance with environmental and safety laws and policies;

•	Weather conditions;

•	Population growth rates and demographic patterns;

•	Competition for retail and wholesale customers;

•	General economic conditions, including potential negative impacts resulting from an economic downturn;

•	Growth in demand, sales and capacity to fulfill demand;

•	Changes in tax rates or policies or in rates of inflation;

•	Changes in project costs;

•	Unanticipated changes in operating expenses and capital expenditures;

•	Our ability to obtain funding in the capital markets on favorable terms;

•	Restrictions imposed by Federal and/or state regulatory commissions;

•	Legal and administrative proceedings (whether civil or criminal) and settlements that influence our business and profitability;

•	Volatility in market demand and prices for energy, capacity and fuel;

•	Interest rate fluctuations and credit market concerns; and

•	Effects of geopolitical events, including the threat of domestic terrorism.

Any forward-looking statements speak only as of the date of this prospectus or any prospectus supplement, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. The foregoing review of factors should not be construed as exhaustive.

DELMARVA POWER & LIGHT COMPANY

We are a regulated public utility company engaged in the transmission and distribution of electricity in Delaware and portions of Maryland and Virginia and provide natural gas supply and distribution service in northern Delaware. We are a wholly owned subsidiary of Pepco Holdings, Inc., or PHI.

Our electricity distribution territories encompass Kent, New Castle and Sussex counties in Delaware, Caroline, Cecil, Dorchester, Harford, Kent, Queen Anne’s, Somerset, Talbot, Wicomico and Worchester counties in Maryland and Accomack and Northampton counties in Virginia. In July 2007, we entered into agreements to sell all of our electricity distribution and a significant portion of our transmission assets in Virginia.

We are responsible for the delivery of electricity in our electricity service territory, which covers 6,000 square miles and, as of December 31, 2006, had a population of 1.3 million. As of December 31, 2006, we delivered electricity to 513,000 customers, of which 295,000 were located in Delaware, 196,000 were located in Maryland and 22,000 were located in Virginia. Of the 13,477,000 megawatt hours of electricity we delivered in 2006, 38% was delivered to residential customers, 40% was delivered to commercial customers and 22% was delivered to industrial customers. The rates we are paid for the delivery of electricity are established in Delaware by the Delaware Public Service Commission, or DPSC, in Maryland by the Maryland Public Service Commission, or MPSC, and in Virginia by the Virginia State Corporation Commission, or VSCC.

Our transmission facilities are interconnected with the transmission facilities of contiguous facilities and as such are part of an interstate power transmission grid over which electricity is transmitted throughout the eastern United States. We are members of the PJM Regional Transmission Organization, which directs the operation of our transmission facilities. The rates we are paid for the transmission of electricity over our facilities are established by the Federal Energy Regulatory Commission.

We also supply electricity at regulated rates to retail customers in our service territory who do not elect to purchase electricity from a competitive energy supplier, which is referred to as Standard Offer Service, or SOS, in Delaware and Maryland and Default Service in Virginia. We purchase the power supply required to satisfy our SOS obligations from wholesale suppliers under contracts entered into pursuant to a competitive bid procedure approved, respectively, by the applicable public service commission.

Our natural gas service territory encompasses New Castle county in Delaware and covers 275 square miles, with a population of 523,000. As of December 31, 2006, we delivered natural gas to 121,000 customers. Large and medium volume commercial and industrial natural gas customers may purchase natural gas either from us or from other suppliers. In 2006, we delivered 18,300,000 Mcf (one thousand cubic feet) of natural gas to retail customers in our Delaware service territory, of which approximately 36% of our retail gas deliveries were sales to residential customers, 25% were sales to commercial customers, 4% were sales to industrial customers, and 35% were sales to customers receiving a transportation-only service. We purchase natural gas supplies for resale to our sales service customers from marketers and producers through a combination of long-term agreements and next-day delivery arrangements.

Our headquarters are located at 800 King Street, P.O. Box 231, Wilmington, DE 19899, and our telephone number is (202) 872-2000.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities offered by this prospectus as described in the accompanying prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is our ratio of earnings to fixed charges for the six months ended June 30, 2007 and for each year in the five-year period ended December 31, 2006.

	Six Months Ended June 30, 2007	Twelve Months Ended December 31,
		2006	2005	2004	2003	2002
Ratio of Earnings to Fixed Charges	2.65	2.70	4.48	4.16	3.09	2.66

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of net income, plus taxes based on income, plus fixed charges, which consist of interest expense (which includes distributions on Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust (the “Trust Preferred”) subsequent to the implementation of Statement of Financial Accounting Standards No. 150 on July 1, 2003), interest factor in rentals and, prior to the implementation of SFAS 150, distributions on the Trust Preferred.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may offer pursuant to this prospectus. The particular terms of any debt securities and the extent, if any, to which these general provisions will not apply to such debt securities will be described in the prospectus supplement relating to the debt securities. We may also sell hybrid securities that combine certain features of debt securities and other securities described in this prospectus.

The debt securities will be issued in one or more series under the indenture, dated as of November 1, 1988, between us and The Bank of New York Trust Company, N.A., ultimate successor to Manufacturers Hanover Trust Company, as trustee. In this prospectus we refer to this indenture as the note indenture, and we refer to the trustee under the note indenture as the note trustee. The statements below are summaries of the material terms of the note indenture. In addition to this summary, you are urged to review the note indenture, which is incorporated by reference as an exhibit to the registration statement under which the debt securities are registered.

General

Unless the relevant prospectus supplement indicates otherwise, the debt securities will mature on any day from nine months to 40 years from the original issue date. Each debt security will bear interest at either fixed rates or floating rates. The relevant prospectus supplement, or the pricing supplement described in the prospectus supplement, will set forth the following terms of the debt securities:

•	the purchase price, or a statement that the debt securities are being offered by an agent as principal at varying market prices;

•	the original issue date;

•	the stated maturity date;

•	if fixed rate notes, the rate per annum at which such notes will bear interest;

•	if floating rate notes, the interest rate formula and other variable terms;

•	the date or dates from which any such interest shall accrue;

•	the terms for redemption, if any; and

•	any other terms of such debt securities not inconsistent with the note indenture.

The note indenture does not contain any covenants or other provisions that specifically are intended to afford holders of the debt securities special protection in the event of a highly leveraged transaction.

No Sinking Fund

The debt securities will not be subject to any sinking fund.

Unsecured Obligations

The debt securities will be unsecured and will rank pari passu with all of our other unsecured and unsubordinated indebtedness. As of June 30, 2007, we had $240 million in aggregate principal amount of debt securities outstanding under the note indenture, $341.7 million in aggregate principal amount of other unsecured and unsubordinated indebtedness outstanding (consisting of unsecured tax-exempt bonds and privately placed notes), and $75.9 million in aggregate principal amount of secured debt outstanding. The terms of the debt securities will not restrict us from incurring more secured debt.

Book-Entry Notes

We may issue the debt securities of any series in the form of one or more fully-registered debt securities (which we refer to as a book-entry note) which will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series and registered in the name of the depositary or its nominee. Except as set forth below, the book-entry note may not be transferred except as a whole:

•	by the depositary to a nominee of the depositary;

•	by a nominee of the depositary to the depositary;

•	by a nominee of the depositary to another nominee of the depositary; or

•	by the depositary or any nominee to a successor of the depositary or a nominee of such successor.

Depositary Arrangements

We will describe the specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a book-entry note in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Generally, ownership of beneficial interests in a book-entry note will be limited to participants that have accounts with the depositary for such book-entry note or persons that may hold interests through participants. Upon the issuance of a book-entry note, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such book-entry note to the accounts of participants. The accounts to be credited will be designated by the agents for such debt securities, or by us if we offer and sell such notes directly.

Ownership of beneficial interests in a book-entry note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary, or by participants or persons that may hold interests through participants. The laws of some states require that some purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a book-entry note.

So long as the depositary or its nominee is the registered owner of a book-entry note, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such book-entry note for all purposes under the note indenture. Except as provided below, owners of beneficial interests in a book-entry note will not be entitled to have debt securities represented by a book-entry note registered in their names, will not receive or be entitled to receive physical delivery of debt securities in certificated form and will not be considered the owners or holders thereof under the note indenture. Accordingly, each person owning a beneficial interest in a book entry note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the note indenture. We understand that under existing industry practices, if we request any action of holders, or if any owner of a beneficial interest in a book entry note desires to give or take any action allowed under the note indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

Interest and Premium

Principal, premium, if any, and interest payments on debt securities represented by a book-entry note will be made to the depositary or its nominee as the registered owner of the book-entry note. We and our agents will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a book-entry note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary, upon receipt of any payment of principal, premium, if any, or interest in respect of a book-entry note, will credit promptly the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in such book-entry note as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a book-entry note will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such participants.

Withdrawal of Depositary

If the depositary for any debt securities represented by a book-entry note is at any time unwilling or unable to continue as depositary, or it ceases to be eligible as a depositary under applicable law, and a successor depositary is not appointed by us within 90 days, we will issue debt securities in certificated form in exchange for the relevant book-entry note. In addition, we may at any time determine not to have debt securities represented by one or more book-entry notes, and, in such event, will issue debt securities in certificated form in exchange for the book-entry note or notes representing such debt securities. We understand, however, that under current industry practices DTC would notify its participants of our decision, but will only withdraw beneficial ownership interests from a global security at the request of each participant. Further, if we so specify with respect to a book-entry note, an owner of a beneficial interest in such book-entry note may, on terms acceptable to us and the depositary, receive debt securities in certified form. Any debt securities issued in certificated form in exchange for a book-entry note will be registered in such name or names that the depositary, pursuant to instructions from its direct or indirect participants or otherwise, gives to the trustee.

Registration and Transfer

The debt securities will be issued only in fully registered certificated or book-entry form without coupons and, except as may otherwise be provided in the applicable prospectus supplement or pricing supplement, in denominations of $1,000 or any multiple thereof.

If debt securities are issued in certificated form, the transfer of the debt securities may be registered, and debt securities may be exchanged for other debt securities of the same series, of authorized denominations and with the same terms and aggregate principal amount, at the offices of the note trustee. We may change the place for registration of transfer and exchange of the debt securities and designate additional places for registration of transfer and exchange. (Note Indenture, Sections 305 and 602)

No service charge will be made for any transfer or exchange of the debt securities. However, we may require payment to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange. We will not be required to register the transfer of, or to exchange, the debt securities of any series during the 15 days prior to the date of mailing notice of redemption of any debt securities of that series or any debt security that is selected for redemption. (Note Indenture, Section 305)

Payment and Paying Agents

Unless the relevant prospectus supplement indicates otherwise, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest payment. If there has been a default in the payment of interest on any debt security, the defaulted interest may be paid to the holder of such debt security as of the close of business on a special record date selected by the note trustee that is (a) no less than 10 nor more than 15 days before the date established by us for the proposed payment of such defaulted interest and no less than 10 days after we provide the note trustee with notice of the proposed payment or (b) in any other manner permitted by any securities exchange on which the debt security may be listed, if the note trustee finds it practicable. (Note Indenture, Section 307)

Unless the relevant prospectus supplement indicates otherwise, principal of, premium, if any, and any interest on the debt securities will be payable at the office of the paying agent designated by us. Unless otherwise indicated in the relevant prospectus supplement, the corporate trust office of the note trustee in the Borough of Manhattan, City of New York will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the relevant prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. (Note Indenture, Section 602)

All moneys paid by us to a paying agent for the payment of the principal of, premium, if any, or any interest on any debt security which remain unclaimed for two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment. (Note Indenture, Section 603)

Defeasance and Discharge

The note indenture provides that we will be deemed to have paid, and our entire indebtedness will be deemed to have been satisfied and discharged with respect to, any debt security or any portion of the principal amount thereof prior to maturity if we irrevocably deposit in trust with the note trustee:

(i)	money,

(ii)	government obligations (as defined in the note indenture, which generally means (a) direct obligations of, or obligations unconditionally guaranteed by, the United States and (b) certificates, depositary receipts or other instruments evidencing a direct ownership interest in obligations described in clause (a) above or in any specific interest or principal payments due in respect thereof) that do not contain provisions permitting the redemption or other prepayment of such government obligations at the option of the issuer thereof, the principal and interest on which when due, without any regard to reinvestment of such government obligations, will provide monies, or

(iii)	a combination of money or governmental obligations

which will be sufficient to pay when due the principal of, any premium and interest on such debt securities or portions thereof; and we deliver to the note trustee:

(i)	a written order stating that the money and government obligations deposited with the note trustee are to be held in trust;

(ii)	if government obligations are deposited with the note trustee, an opinion of an independent public accountant to the effect that the requirements for government obligations described above have been satisfied and an opinion of counsel stating that all conditions precedent to the defeasance have been complied with; and

(iii)	an opinion of counsel to the effect that the deposit and the defeasance will not (a) be deemed to be, or result in, a taxable event for the holders of the affected debt securities for federal income tax purposes or (b) result in a material change in the amount of federal income tax or in the manner or the time of its payment for the holders of the affected debt securities, unless the holders of the affected debt securities have consented to the change; and as to any other matters related to taxation specified in the particular debt securities being defeased.

(Note Indenture, Section 701)

Consolidation, Merger and Sale of Assets

The note indenture provides that we may not consolidate with or merge into any other corporation or convey, transfer or lease our properties and assets substantially as an entirety to any entity, unless:

(i)	the successor corporation or the entity that acquires or leases our properties and assets substantially as an entirety is organized and existing under the laws of the United States, a state of the United States or the District of Columbia and expressly assumes our payment obligations on all outstanding debt securities and all of our obligations under the note indenture;

(ii)	immediately after giving effect to the transaction, and treating any indebtedness for borrowed money which becomes our obligation as a result of the transaction as having been incurred by us at the time of the transaction, no Event of Default under the note indenture and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing; and

(iii)	we have delivered to the note trustee an officer’s certificate and an opinion of counsel to the effect that the transaction complies with the note indenture.

(Note Indenture, Section 1101)

Upon any consolidation or merger, or any conveyance, transfer or lease of our properties and assets substantially as an entirety to any other entity as described above, the successor corporation or the entity to which such conveyance, transfer or lease is made will succeed to, and be substituted for, us under the note indenture, and may exercise every right and power of ours under the note indenture, and, except in the case of a lease, we will be relieved of all obligations and covenants under the note indenture and the outstanding debt securities. (Note Indenture, Section 1102)

Although there is a limited body of case law interpreting the phrase “substantially as an entirety,” there is no precise established definition of the phrase under applicable law. As a result of this uncertainty:

(i)	there could be a disagreement between us and the holders of debt securities over whether, as a condition to a conveyance, transfer or lease of our properties and assets, the successor entity is required to assume our obligations under the note indenture and, consequently, whether a failure to assume such obligations would result in an Event of Default under the note indenture;

(ii)	in the event that the holders of debt securities attempt to declare an Event of Default and exercise their acceleration rights under the note indenture in such circumstances and we contest such action, there can be no assurance as to how a court interpreting applicable law would interpret the phrase “substantially as an entirety;” and

(iii)	it may be difficult for holders of debt securities to declare an Event of Default and exercise their acceleration rights.

Event of Default

The term “Event of Default,” when used in the note indenture with respect to any series of debt securities issued thereunder, means any of the following:

(i)	failure to pay interest on the debt securities of such series within 30 days after it is due;

(ii)	failure to pay the principal of or any premium on the debt securities of such series within three business days after it is due;

(iii)	failure to perform or breach of any covenant or warranty in the note indenture, other than a covenant or warranty that does not relate to such series of debt securities, that continues for 90 days after we have been given written notice by the note trustee, or we and the note trustee have been given written notice by the holders of at least 25% in aggregate principal amount of the debt securities of such series;

(iv)	default under any bond, debenture, note or other evidence of our indebtedness for money borrowed by us (including debt securities of another series) or under any mortgage, indenture or other instrument under which we may issue indebtedness or by which we may secure or evidence indebtedness for borrowed money (including the note indenture), which default (a) constitutes a failure to make any payment in excess of $5,000,000 of the principal of, or interest on, such indebtedness when due and payable after the expiration of any applicable grace period or (b) results in indebtedness in an amount in excess of $10,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such payment being made, such indebtedness being discharged or such acceleration being rescinded or annulled, as the case may be, within 90 days after we have been given written notice from the note trustee, or we and the note trustee have been given written notice from the holders of at least 25% in aggregate principal amount of the debt securities of that series;

(v)	events relating to our bankruptcy, insolvency or reorganization specified in the note indenture; or

(vi)	any other Event of Default specified with respect to the debt securities of such series.

(Note Indenture, Section 801)

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the note indenture. The note trustee is required to give the holders of debt securities written notice of any default known to the note trustee within 90 days after the occurrence unless such default is cured and waived. The note trustee may withhold notice to the holders of debt securities of any default, except default in the payment of principal, any premium, or interest, if the note trustee in good faith determines the withholding of notice to be in the interests of the holders. In the case of a default under clause (iii) above, no notice to the holders of the affected debt securities may be given until at least 30 days after the occurrence of the default. (Note Indenture, Sections 802 and 902)

Remedies

If an Event of Default under the note indenture with respect to any series of debt securities occurs and continues, the note trustee or the holders of at least 33% in aggregate principal amount of all the debt securities of the series may declare the principal amount of all the debt securities of that series to be due and payable immediately. If an Event of Default under the note indenture with respect to more than one series of debt securities occurs and continues, the note trustee or the holders of at least 33% in aggregate principal amount of all series in respect of which an Event of Default under the note indenture shall have occurred and be continuing, considered as one class, may declare the payment of the principal amount of all the debt securities of the affected series to be immediately due and payable. (Note Indenture, Section 802)

There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization. (Note Indenture, Section 802)

At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding debt securities of such series may rescind and annul the declaration and its consequences if:

(i)	we have paid or deposited with the note trustee a sum sufficient to pay:

(a)	all overdue interest on all debt securities of that series;

(b)	the principal of and premium, if any, on any debt securities of that series which have become due otherwise than by declaration of acceleration and interest thereon at the prescribed rates set forth in such debt securities;

(c)	interest on overdue interest (to the extent allowed by law) at the prescribed rates set forth in such debt securities; and

(d)	all amounts due to the note trustee under the note indenture; and

(ii)	any other Event of Default under the note indenture with respect to the debt securities of that series (other than the nonpayment of principal that has become due solely by declaration of acceleration) has been cured or waived as provided in the note indenture.

(Note Indenture, Section 802)

The holders of not less than a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of such series, waive any past default under the note indenture with respect to that series and its consequences, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the note indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of the series affected (see “Modification and Waiver” below). (Note Indenture, Section 813)

The note trustee is not obligated to exercise any of its rights or powers under the note indenture at the request or direction of any of the holders, unless the holders offer the note trustee reasonable security or indemnity. (Note Indenture, Section 903) If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities, and if more than one series is affected, the holders of a majority in principal amount of all affected series, considered as one class, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the note trustee or exercising any trust or power conferred upon the note trustee. The note trustee is not obligated to comply with directions that conflict with law or other provisions of the note indenture or that would involve the note trustee in personal liability in circumstances where the indemnity would not, in the note trustee’s sole discretion, be adequate. The note trustee may take any other action that it deems proper and is not inconsistent with such direction. (Note Indenture, Section 812)

No holder of debt securities of any series will have any right to institute any proceeding under the note indenture, for the appointment of a receiver or trustee, or for any remedy under the note indenture, unless:

(i)	the holder has previously given to the note trustee written notice of a continuing Event of Default with respect to debt securities of such series;

(ii)	the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an Event of Default has occurred and is continuing, considered as one class, have made a written request to the note trustee, and have offered reasonable indemnity to the note trustee, to institute proceedings in its own name as trustee under the note indenture;

(iii)	the note trustee has failed to institute a proceeding for 60 days after receipt of the notice, request and offer of indemnity; and

(iv)	no direction inconsistent with such written request has been given to the note trustee during such 60-day period by the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an Event of Default has occurred and is continuing, considered as one class.

In addition, no holder of debt securities has any right under the note indenture to affect, disturb or prejudice the rights of any other holder of debt securities or to obtain or seek to obtain priority or preference over any other holders. However, these limitations do not apply to a suit by a holder of a debt security to enforce payment of the principal, premium, if any, or interest on the debt security on or after the applicable due date. (Note Indenture, Sections 807 and 808)

We will provide to the note trustee an annual statement by an appropriate officer as to our compliance with all obligations under the note indenture. (Note Indenture, Section 608)

Modification and Waiver

Without the consent of any holder of debt securities, we and the note trustee may enter into one or more supplemental indentures for any of the following purposes:

(i)	to evidence the assumption by any permitted successor of our covenants in the note indenture and in the debt securities;

(ii)	to add to our covenants for the benefit of the holders of all or any series of debt securities or any tranche thereof or to surrender any of our rights or powers under the note indenture;

(iii)	to add any additional Event of Default with respect to all or any series of debt securities;

(iv)	to change or eliminate any provision in the note indenture; provided, however, that if such change or elimination materially and adversely affects the interests of the holders of the debt securities of any series or tranche, such change or elimination will become effective with respect to such series or tranche only when no debt securities of the affected series or tranche remains outstanding under the note indenture;

(v)	to provide collateral security for the debt securities;

(vi)	to establish the form or terms of debt securities of any series as permitted by the note indenture;

(vii)	to evidence and provide for the acceptance of appointment of a separate or successor note trustee and to add to or change any of the provisions of the note indenture as are necessary to provide for or facilitate the administration of the trusts under the note indenture by more than one note trustee;

(viii)	to provide procedures required to permit us to use a non-certificated system of registration for the debt securities; or

(ix)	to cure any ambiguity, inconsistency or defect in the note indenture or to make any other provisions with respect to matters and questions arising under the note indenture; provided that such action or other provisions do not adversely affect the interests of the holders of debt securities of any series in any material respect.

(Note Indenture, Section 1201)

The consent of the holders of at least a majority in aggregate principal amount of the debt securities of all series, or all tranches of a series, affected by a modification to the note indenture, considered as one class, is required for all other modifications to the note indenture. However, no such amendment or modification may, without the consent of the holder of each outstanding debt security affected thereby:

(i)	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security, its rate of interest or any premium payable upon redemption, or modify the method of calculating the interest rate, or change the currency in which any debt security is payable or the place of payment of the principal of or interest on any debt security, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security;

(ii)	reduce the percentage in principal amount of the outstanding debt securities the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the note indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting of debt security holders;

(iii)	change our obligation to maintain an office or agency in each place of payment for the debt securities; or

(iv)	modify some of the provisions of the note indenture relating to the required percentage of holders necessary to enter into supplemental indentures, waive some covenants and waive past defaults with respect to the debt securities of any series, except to increase the percentages or to provide that other provisions of the note indenture cannot be modified or waived without the consent of each holder.

(Note Indenture, Section 1202)

A supplemental indenture which changes or eliminates any covenant or other provision of the note indenture that was expressly included solely for the benefit of one or more particular series of debt securities or tranches, or modifies the rights of the holders of debt securities of such series or tranches with respect to such covenant or other provision, will not affect the rights under the note indenture of the holders of the debt securities of any other series or tranches. (Note Indenture, Section 1202)

If any provision of the note indenture limits, qualifies or conflicts with another provision of the note indenture that is required by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) to be included in the note indenture, the required provision will control. (Note Indenture, Section 108)

The note indenture provides that debt securities owned by us, or any other obligor upon the debt securities, or any of our or their affiliates, shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request, demand, authorization, direction, notice, waiver or consent. (Note Indenture, Section 101)

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we shall have no obligation to do so. If we fix a record date, the request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same debt security and the holder of every debt security issued upon the registration of, transfer of, in exchange for or in lieu of that debt security in respect of anything done, omitted or suffered to be done by the note trustee or us in reliance thereon, whether or not notation of that action is made upon the debt security. (Note Indenture, Section 104)

Removal or Resignation of the Note Trustee

The note trustee may resign at any time with respect to any series of debt securities by giving written notice to us. If the note trustee has or acquires any conflicting interest as defined in Section 310(b) of the Trust Indenture Act, within 90 days the note trustee generally must either eliminate the conflicting interest or resign. The holders of a majority in principal amount of any series of debt securities may remove the note trustee with respect to the debt securities of that series at any time by giving written notice to us and the note trustee. No resignation or removal of a note trustee and no appointment of a successor note trustee will be effective until the acceptance of appointment by a successor note trustee.

If at any time the note trustee:

(i)	has or acquires any conflicting interest and does not eliminate the conflicting interest or resign in accordance the procedures described above after a written request by us or any holder of a debt security who has been a bona fide holder for six months;

(ii)	ceases to satisfy the eligibility requirements for a note trustee under the note indenture and fails to resign after written request by us or any such bona fide holder; or

(iii)	becomes incapable of acting or is adjudged bankrupt or insolvent or a receiver is appointed or any public officer takes charge of the note trustee or its property for the purpose of rehabilitation, conservation or liquidation, then we may remove the note trustee with respect to all of the debt securities or any such bona fide holder may, in accordance with the note indenture, petition a court to remove the note trustee with respect to all of the debt securities and appoint a successor note trustee.

(Note Indenture, Sections 908 and 910)

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register for the debt securities. (Note Indenture, Section 106)

Title

We, the note trustee and any agent of us or the note trustee may treat the person in whose name debt securities are registered as the absolute owner thereof, whether or not the debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Note Indenture, Section 308)

Governing Law

The note indenture and the debt securities are governed by, and construed in accordance with, the laws of the State of New York. (Note Indenture, Section 113)

Information About the Note Trustee

The Bank of New York Trust Company, N.A. acts as trustee under the note indenture. In addition, The Bank of New York Trust Company, N.A. and its affiliates act, and may act, as trustee and paying agent under various other indentures, trusts and guarantees of us and our affiliates. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with The Bank of New York Trust Company, N.A. and its affiliates in the ordinary course of our business.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus through underwriters or dealers, through agents, directly to one or more purchasers, or through any of these methods of sale. We will describe in the accompanying prospectus supplement the specific plan of distribution, including (i) the identity of any underwriters, dealers or agents and the amount of securities underwritten or purchased by them and their compensation, (ii) the initial offering price of the securities and the proceeds that we will receive from the sale and (iii) any securities exchange on which the securities will be listed.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement, the validity of the securities and certain other legal matters relating to the offer and sale of the securities offered hereby will be passed upon for us by Kirk Emge, Esq., our General Counsel, and by Covington & Burling LLP, Washington, D.C.

EXPERTS

The financial statements incorporated in this prospectus by reference to Delmarva Power & Light Company’s Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov . You may also read and copy any document we file at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You can obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act. It does not contain all of the information that is important to you. You should read the registration statement for further information about us and the debt securities. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC highlight selected information, and in each instance reference is made to the copy of the document filed.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and may supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC and any future filing that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of any such documents that are furnished, rather than filed, by us in accordance with the rules of the SEC under the Exchange Act) prior to the completion of the sales of the securities offered hereby.

•	Our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 1, 2007 (File No. 1-01405);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 7, 2007 (File No. 1-01405);

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the SEC on August 6, 2007 (File No. 1-01405); and

•	Our Current Report on Form 8-K, filed with the SEC on June 14, 2007 (File No. 1-01405).

If you make a written or oral request for copies of any of the documents incorporated by reference, we will send you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Delmarva Power & Light Company, 701 Ninth Street, N.W., Washington, D.C. 20068, attention: Corporate Secretary. Our telephone number is (202) 872-2900.